011 Tax Exempt Income Fund, semi annual report 3/31/10

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:



72DD1 	        Class A	 	 25,670
		Class B		 295
		Class C		 505


72DD2	        Class M		 125
		Class Y		 171



73A1		Class A		 0.192371
		Class B		 0.169821
		Class C		 0.159086

73A2		Class M		 0.180886
		Class Y		 0.201654

74U1		Class A		 134,001
		Class B		 1,634
		Class C		 3,261

74U2		Class M		 702
		Class Y		 1,562

74V1		Class A		 8.42
		Class B		 8.42
		Class C		 8.43

74V2		Class M		 8.44
		Class Y		 8.43

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.